Exhibit 99.1

Aterian Issues Letter to Shareholders

SUMMIT, N.J. – February 20, 2025 -- Aterian, Inc. (Nasdaq: ATER) (“Aterian” or the “Company”), a technology-enabled consumer products company, today issued the following letter to shareholders from Arturo Rodriguez, Chief Executive Officer, and the Company’s Board of Directors.

Dear Fellow Shareholders:

While this is our first time writing to you directly, you are always at the forefront of our minds.

Over the past 18 months, our team has undertaken a comprehensive reassessment of nearly every facet of Aterian’s business model as part of our turnaround strategy. This deep evaluation of our brand portfolio, marketing strategies, inventory management, marketplace operations, supply chain, and overall fixed costs laid the foundation for the strategic initiatives we have implemented. By successfully executing these changes, we have focused, simplified, and stabilized the Company, positioning Aterian to drive long-term shareholder value.

Although there is still work to be done, we believe that 2025 marks the start of a new and promising chapter for Aterian as we pivot from stabilizing our operations towards sustainable growth.

2024: A Year of Achievement

2024 was a year of achievement as we delivered on many of our key objectives which we announced in late 2023. We streamlined our product portfolio to six highly regarded foundational brands—Squatty Potty, hOmeLabs, PurSteam, Mueller Living, Photo Paper Direct, and Healing Solutions—that deliver quality, affordable products to consumers. We also simplified our go-to-market and marketing strategies, improved efficiencies in our marketplace account structures and our supply chain and transitioned from an internally developed tech platform to a best-in-class third-party model, thereby increasing our efficiency, nimbleness, and cost savings. Additionally, we improved our working capital profile by completing our inventory rightsizing and renegotiating and extending our credit facility.

In late 2024, we launched several new products under our PurSteam and Mueller Living brands, marking an exciting return to our product development efforts. Organic product launches remain an important component of our growth strategy, and we expect to continue these efforts throughout 2025, with a focus on the second half of the year.

We also continue to deliver on our commitment to implementing an omnichannel sales approach to reach new consumers and remain competitive in the ever-evolving e-commerce landscape. In the fourth quarter of 2024, we began selling products from our hOmeLabs, PurSteam, and Mueller Living brands on Target+, the invitation-only online marketplace of Target Corporation, while expanding product offerings of Squatty Potty on Target+. This complements our established marketplace strength on Amazon.com, Walmart.com, and Mercado Libre in Mexico, as well as our direct-to-consumer websites. We also recently refreshed our PurSteam and Mueller Living websites, modernizing them to match the recent updates of those brands.

Our Efforts are Yielding Tangible Results

Our progress was evident in our third quarter 2024 year to date financial results. When compared to the same nine-month period in 2023, we generated significant improvements in gross margin and contribution margin, and narrowed our net loss by $56.3 million, or 84%.

We also reported positive adjusted EBITDA for both the second and third quarters of 2024.

At September 30, 2024, our cash flow from operations was $2.2 million, a $10.6 million improvement from the same period in 2023, our credit facility balance declined by $4.4 million from December 31, 2023, and we had cash on hand of $16.1 million.

Fourth Quarter 2024 Preliminary Results

This momentum carried into the final quarter of the year. For the fourth quarter of 2024, we now expect to report net revenue between $24.2 million and $25.0 million which is at the higher end of our previous guidance of $22.5 million to $25.5 million. As previously disclosed, we continue to expect that this level of revenue will produce approximately breakeven adjusted EBITDA.

We expect that our cash position at December 31, 2024 will improve to approximately $18 million from $16.1 million at September 30, 2024, while our credit facility balance is expected to increase slightly from $6.7 million at September 30, 2024 to approximately $6.9 million at December 31, 2024.

Full Year 2025: From Stability to Growth

Looking ahead to 2025, we are confident that Aterian will evolve into a growth company, driven by our omnichannel expansion initiatives, organic product launches, and a commitment to prudent capital allocation strategies. In comparison to 2024, we expect to produce higher revenue, along with continuing improvements in operating efficiencies and adjusted EBITDA. More importantly, we believe that our efforts to date have placed us firmly on the path to producing these results on a sustainable basis.

We believe we have taken a conservative approach in our expectations for 2025 by considering both the potential impact of increased tariffs on Chinese imports, and to a lesser extent, those from Canada, as well as the proactive measures we would implement to mitigate their effects. Our primary strategy to offset these tariffs would be price adjustments on select products, supplemented by additional cost-management initiatives, if deemed necessary. As trade policies evolve, we will continue to monitor developments and adjust our responses, as needed.

We are continuing our efforts to identify product sourcing alternatives outside of China, wherever possible, in response to the current uncertainty of U.S. trade policies. As we navigate these challenges, we are fortunate to be supported by a strong balance sheet that provides us with the flexibility to adapt as needed while remaining focused on long-term growth and profitability.

We look forward to providing additional clarity on our plans and outlook for 2025 in connection with our fourth quarter and full year financial results conference call scheduled for mid-March, and keeping you apprised of material developments.

Looking ahead, the strength of our brands, the influence and accessibility provided by our marketplace relationships, and our passionate, talented and tenacious people will allow us to deliver on our mission to position Aterian to deliver sustainable, long-term shareholder value. We remain grateful for the continuing support of our shareholders. We hope this is the beginning of more frequent communications as we share in the excitement of Aterian's bright future.

Best regards,

Arturo Rodriguez

Chief Executive Officer

About Aterian, Inc.

Aterian, Inc. (Nasdaq: ATER) is a technology-enabled consumer products company that builds and acquires leading e-commerce brands with top selling consumer products, in multiple categories, including home and kitchen appliances, health and wellness and air quality devices. The Company sells across the world's largest online marketplaces with a focus on Amazon,Walmart and Target in the U.S. and on its own direct to consumer websites. Our primary brands include Squatty Potty, hOmeLabs, Mueller Living, PurSteam, Healing Solutions and Photo Paper Direct. To learn more about Aterian and its brands, visit aterian.io

Forward Looking Statements

All statements other than statements of historical facts included in this press release that address activities, events or developments that we expect, believe or anticipate will or may occur in the future are forward-looking statements including, in particular, regarding our expectations for growth in 2025, including our omnichannel expansion initiatives, organic product launches and our capital allocation strategies. These forward-looking statements are based on management’s current expectations and beliefs and are subject to a number of risks and uncertainties and other factors, all of which are difficult to predict and many of which are beyond our control and could cause actual results to differ materially and adversely from those described in the forward-looking statements. These risks include, but are not limited to, those related to our ability to continue as a going concern, our ability to meet financial covenants with our lenders, our ability to maintain and to grow market share in existing and new product categories; our ability to continue to profitably sell the SKUs we operate; our ability to create operating leverage and efficiency when integrating companies that we acquire, including through the use of our team’s expertise, the economies of scale of our supply chain and automation driven by our platform; those related to our ability to grow internationally and through the launch of products under our brands and the acquisition of additional brands; those related to consumer demand, our cash flows, financial condition, forecasting and revenue growth rate; our supply chain including sourcing, manufacturing, warehousing and fulfillment; our ability to manage expenses, working capital and capital expenditures efficiently; our business model and our technology platform; our ability to disrupt the consumer products industry; our ability to generate profitability and stockholder value; international tariffs and trade measures; inventory management, product liability claims, recalls or other safety and regulatory concerns; reliance on third party online marketplaces; seasonal and quarterly variations in our revenue; acquisitions of other companies and technologies and our ability to integrate such companies and technologies with our business; our ability to continue to access debt and equity capital (including on terms advantageous to the Company) and the extent of our leverage; and other factors discussed in the “Risk Factors” section of our most recent periodic reports filed with the Securities and Exchange Commission (“SEC”), all of which you may obtain for free on the SEC’s website at www.sec.gov.

Although we believe that the expectations reflected in our forward-looking statements are reasonable, we do not know whether our expectations will prove correct. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof, even if subsequently made available by us on our website or otherwise. We do not undertake any obligation to update, amend or clarify these forward-looking statements, whether as a result of new information, future events or otherwise, except as may be required under applicable securities laws.

Contact:

The Equity Group

Devin Sullivan

Managing Director

dsullivan@equityny.com

Conor Rodriguez

Associate

crodriguez@equityny.com